Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 outstanding pertaining to the Stock Option plan of Coastal Caribbean Oils & Minerals, Ltd. of our report dated June 2, 2014 relating to our audit of the consolidated financial statements of Coastal Caribbean Oils & Minerals, Ltd. for the year ended December 31, 2010 included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

We also consent to the reference to our firm under the caption “Consent of experts and counsel” in such Registration Statement.

/s/ Skoda Minotti (formerly Baumann, Raymondo & Company PA)

Tampa, Florida

June 2, 2014